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                                                                     EXHIBIT 11
                  HEALTH MANAGEMENT, INC. AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
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
Year ended April 30,                                    1997              1996             1995
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
NET INCOME (LOSS) - primary and fully diluted    $   (66,098,797)   $   (10,927,341)   $  1,946,188
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WEIGHTED AVERAGE SHARES OUTSTANDING
  Common stock                                        11,982,000          9,322,004       9,194,816
  Common stock equivalents                                     -             92,496         213,484
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PRIMARY                                               11,982,000          9,414,500       9,408,300
  Additional common stock equivalents                          -                  -          12,516
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FULLY DILUTED                                         11,982,000          9,414,500       9,420,816
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EARNINGS (LOSS) PER SHARE OF COMMON STOCK
  Primary                                        $         (5.52)   $         (1.16)   $        .21
  Fully diluted                                  $         (5.52)   $         (1.16)   $        .21
